Mantyla MCREYNOLDS LLC
                   The CPA. Never Underestimate The Value.(sm)

January 17, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC

Dear Sir/Madam:

We have read the statements included under Item 4 in the Form 8-K dated May 27, 2004, of Amazon Biotech, Inc., (fka Asyst Corporation) to be filed with the Securities and Exchange Commission on or around January 17, 2005 and are in agreement with the statements contained therein insofar as they relate our audit for the years ended July 31, 2003 and 2002. We are not in a position to agree or disagree with the statements in Item 4 regarding the engagement of William Meyler, CPA, or the approval of such engagement by the Board of Directors.

Very truly yours,


/s/ Mantyla McReynolds
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Mantyla McReynolds